INDEPENDENT AUDITORS' CONSENT


We consent to the use in the Registration Statement of Para Mas Internet, Inc. on Form SB-2 of our Auditors' Report, dated June 9, 2004, on the balance sheet of Para Mas Internet, Inc. as of December 31, 2003 and the related statement of income and accumulated deficit from July 1, 2003 to December 31, 2003, changes in stockholders' equity, and cash flows for the six months ended December 31, 2003.

We also consent to the use in the Registration Statement of Para Mas Internet, Inc. on Form SB-2 of our Auditors' Report, dated June 9, 2004, on the balance sheet of Amerigroup, Inc. (a Nevada Corporation) as of December 31, 2003, and the related statement of income and accumulated deficit from July 1, 2003 to December 31, 2003, changes in stockholders' equity, and cash flows for the six months ended December 31, 2003.

/s/ CFO Advantage, Inc.

CFO Advantage, Inc.

June 16, 2004
Las Vegas, Nevada